PROSPECTUS SUPPLEMENT (To Prospectus dated April 25, 2001)	Pursuant to Rule 424b2 Registration No. 333-58034

11,630,539 Shares
MASCO CORPORATION

Common Stock

This prospectus supplement relates to 11,630,539 shares of our common stock, par value $1.00 per share, that we issued, plus an indeterminate number of additional shares that we may later issue, to RV Sellers, LLC, a Delaware limited liability company, on behalf of the selling equityholders referred to below.  These shares of common stock are part of our payment for the acquisition of the outstanding equity interests in Service Partners, LLC from the selling equityholders. The additional shares may be issued after the acquisition to satisfy a guarantee we made to the selling equityholders, which we may also satisfy in cash.  We acquired all of the outstanding equity interests of Service Partners on September 10, 2002.

The selling equityholders are the only members of RV Sellers and they established RV Sellers in part to provide for the orderly liquidation of the shares of our common stock issued in this transaction.  The sole manager of RV Sellers, which is given the authority to sell the shares of our common stock held by RV Sellers, is Monitor Clipper Partners, Inc..  Monitor Clipper Partners, Inc. is affiliated with two investment limited partnerships, Monitor Clipper Equity Partners, L.P., which has sole authority to appoint the manager of RV Sellers, and Monitor Clipper Equity Partners (Foreign), L.P.  These two partnerships will collectively own, indirectly, approximately 51% of the shares of our common stock held by RV Sellers.  These two partnerships act through their general partner, Monitor Clipper Partners, L.P., which, in turn, acts through its general partner, MCP GP, Inc.

This prospectus supplement and the related prospectus may be used by persons who receive shares of our common stock in connection with the acquisition of Service Partners, LLC and who wish to resell the shares.  We have not authorized any other person to use this prospectus supplement or the related prospectus in connection with resales of shares without our prior written consent.

Our common stock is listed on the New York Stock Exchange under the symbol “MAS.”   On September 9, 2002, the closing price of our common stock was $23.86 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2002